Exhibit 10.13

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Executive Incentive Plan

2004

CONFIDENTIAL

The information contained within this document is highly sensitive and confidential and must be handled with utmost discretion and integrity.

Effective Date

        The Executive Incentive Plan is effective January 1, 2004 and supersedes all previously implemented plans.

Modification of the Plan

        IHOP Corp. and its subsidiaries reserve the right to modify, terminate or make exceptions to the Executive Incentive Plan ("Plan") at any time without prior notice. The Plan will be reviewed on an annual basis allowing for updates or revisions to be considered. The Plan and this Plan Document do not constitute or imply an employment contract, and participants accrue no interest, right or any benefit in the Plan, except as specifically set forth in this document.

Eligibility

        The Plan includes the Chief Executive Officer & President, other Chief Officers, Vice Presidents/Executive Officers, and Vice Presidents/Non-executive Officers. Participants must be actively employed with IHOP Corp. and its subsidiaries through the end of the Plan Year. The Company's Plan Year is based on IHOP's fiscal year. The last day worked is the last day an employee is considered active. In the case of termination, vacation or other payments can not be used to extend the last day worked.

New Hires/Re-Hires

        Incentive eligibility begins with the first complete calendar month worked in an eligible position.

        For participant's that begin work with IHOP Corp. during the Plan Year, the incentive will be paid on a prorated basis. The prorated percentage is determined based on when the employee begins work. If the employee begins work during the first full workweek of the month, they will be credited for a whole month worked. However, if the employee begins work after the first full workweek of the month, he/she will not be entitled to receive an incentive for that month.

        Employees hired on or after October 1, 2004 are not be eligible for a bonus payout.

Promotions

        Promotion from a non-eligible position to an eligible position:    Any employee promoted from a non-eligible position to an eligible position during the incentive period will have an incentive based on the number of whole months worked in the incentive period. If the participant is promoted on the first calendar or workday of the month, credit will be for a full month worked. The effective date of the promotion will be used to determine the number of whole months worked. Eligibility begins with the first full month in the eligible position.

        Promotion from an eligible position to another:    When an employee is promoted from one eligible position to another, that month's incentive will be based on the prior position providing that the promotion occurred after the 15th of the month. When a promotion occurs on or before the 15th of the month, that month's incentive will be based on the new position.

Short-Term or Long-Term Disability, Workers' Compensation and other Leaves of Absence

        Any participant on leave of absence or otherwise not actively working during the incentive period may be eligible for a prorated incentive excluding the period on leave. The date the leave is effective and the date ending leave will be used to calculate the number of whole months worked in the incentive period.

Termination Due to Death or Retirement

        Any incentive earned will be prorated for the incentive period based upon the actual number of whole months worked and paid simultaneously with the normal distribution of incentives. For the purposes of this plan, retirement occurs if the individual's age plus years of service is equal to, or greater than, 70.

Plan Description

        The Executive Incentive Plan is an annual incentive. For all participants, the Corporate Performance Measure is based on EPS. In addition, some participants are measured on the achievement of specific individual business objectives (IBOs).

        For the Vice President, Franchise Operations, the Performance Measure is based on a combination of Corporate Performance (EPS) and Franchise Operations Performance (see discussion below).

Target Incentive & Weighting

        The target incentive is expressed as a percentage of base salary and is based on the position of the participant (see "Target Incentive Table"). The Target Payout % multiplied by the participant's base salary on the last day of the fiscal year is the Target Incentive in dollars.

Target Incentive Table

	Chief Executive Officer & President	Chief Officers	Vice Presidents/ Executive Officers	Vice Presidents/ Non- Executive Officers
TARGET PAYOUT AS A % OF BASE SALARY	75%	50%	40%	35%

        The incentive weighting for the Chief Executive Officer & President is based 100% on Corporate Performance (EPS).

        The incentive weighting for Chief Officers and Vice Presidents is 30% Individual Business Objectives and 70% Corporate Performance (EPS).

        The incentive weighting for the Vice President, Franchise Operations is 30% Individual Business Objectives, 35% Corporate Performance (EPS), and 35% Franchise Operations Performance (Sales—17.5% and Operating Profit—17.5%).

Corporate Performance

        The Corporate Performance measure is based on EPS (Earnings Per Share). For calculating payouts for the 2004 Executive Incentive Plan, the EPS calculation will include the following adjustments:

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  Budgeted shares outstanding will be used to exclude the impact of any share buyback.

  •
  Budgeted bonus expenses will be excluded from the net income calculation.

  •
  Any expenses and forgone income related to the execution of the approved buyback of IHOP Corp. common stock will be added back to the net income calculation.

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  Extraordinary items may also be excluded from bonus calculations. If there are any major changes in Corporate direction, budgets, or target, the Payout Matrix may be re-evaluated with Board/Compensation Committee approval.

        For bonus calculation purposes, EPS will be calculated by using the following formula:

Net Income (taking into account any adjustments highlighted above) 21,850,000 (budgeted shares)

        No bonus will be paid out if EPS is less than $1.54.    Target bonuses are paid out for EPS between $1.71 and $1.719. For every one cent in EPS achieved at and above $1.719, the payout increases by 5%. There is no maximum on the payout matrix.

        In addition to the calculated individual portion of the incentive, an award may be granted at the discretion of the Chief Executive Officer (with approval by the Compensation Committee) to individuals exceeding expected levels of performance.

        Refer to the "Corporate Performance (EPS) Payout Matrix" to determine the incentive achieved for the Company performance portion of the incentive.

Corporate Performance (EPS) Payout Matrix

Target EPS $1.71
Payout (as a % of target)
EPS Range
Less Than $1.54	0%
$1.540 - $1.573	50%
$1.574 - $1.607	60%
$1.608 - $1.641	70%
$1.642 - $1.675	80%
$1.676 - $1.709	90%

$1.710 - $1.719	100%

$1.720 - $1.729	105%
$1.730 - $1.739	110%
$1.740 - $1.749	115%
$1.750 - $1.759	120%
$1.760 - $1.769	125%
$1.770 - $1.779	130%
$1.780 - $1.789	135%
$1.790 - $1.799	140%
$1.800 - $1.809	145%
$1.810 - $1.819	150%

Each .01 over 1.82	Additional 5%

Individual Business Objectives (IBOs)

        Annually, each participant in the plan sets individual business objectives in conjunction with his or her immediate supervisor in December of each year. During this process, challenging and measurable objectives that significantly impact the Company performance are to be mutually determined. No participant will have more than three IBOs without approval by the Chief Executive Officer. After the fiscal year, a percentage of achievement is then established by the immediate supervisor and approved by the Chief Executive Officer. This amount is used to determine the IBO portion of the annual payout.

        If EPS is less than $1.54, there will be no payout for Individual Business Objectives, regardless of individual achievement level.

Franchise Operations Performance

        Franchise Operations Performance is based on actual sales and operating profit versus original budget, not flex budget.

        The following payout matrix is used to determine the incentive achieved for the Franchise Operations performance portion of the incentive payout.

        Any changes to the original budget due to sales or re-sales will require the CEO & President's approval. New units are excluded from the Franchise Operations performance portion of the plan.

Franchise Operations—Sales & Operating Profit Payout Matrix

Performance Achievement		% Of Incentive Achieved
Min	Max	Sales	Operating Profit
0.00%	91.99%	0%	0
92.00%	92.99%	20%	20%
93.00%	93.99%	30%	30%
94.00%	94.99%	40%	40%
95.00%	95.99%	50%	50%
96.00%	96.99%	60%	60%
97.00%	97.99%	70%	70%
98.00%	98.99%	80%	80%
99.00%	99.99%	90%	90%
100.00%	100.99%	100%	100%
101.00%	101.99%	105%	105%
102.00%	102.99%	110%	110%
103.00%	103.99%	115%	115%
104.00%	104.99%	120%	120%
105.00%	105.99%	125%	125%
106.00%	106.99%	130%	130%
107.00%	107.99%	135%	135%
108.00%	and above	140%	140%

        If EPS is less than $1.54, there will be no payout for the Franchise Operations performance portion of the bonus.

Payment Distribution

        Incentive payouts will be distributed within 90 days following the close of the fiscal year for which the incentive was earned. Payouts will be paid in a separate check from the regular payroll check, and are subject to normal withholding deductions.

Plan Administration

        The Executive Incentive Plan is administered by the IHOP Corp. Human Resources Department. This Plan Document and its provisions regulate all plan guidelines and participant eligibility. Any exception must be submitted in writing to the Human Resources Department and must be approved by the Chief Executive Officer and the Compensation Committee of the Board of Directors.